UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2023

HEARTCORE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41272	87-0913420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1-2-33, Higashigotanda, Shinagawa-ku, Tokyo, Japan

(Address of principal executive offices)

+81-3-6409-6966

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HTCR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2023, Yoshitomo Yamano resigned as a member of the Company’s Board of Directors, effective immediately. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On November 1, 2023, Heather Neville, a member of the Company’s Board of Directors, was named as a member of the Audit Committee of the Company’s Board of Directors.

Also on November 1, 2023, the Company entered into an amended and restated Director Agreement, to be retitled “Independent Director Agreement” (the “Director Agreement”) with Ms. Neville. The Director Agreement is intended to conform Ms. Neville’s Director Agreement with the independent director agreements to which the other independent directors are a party.

Consistent therewith, the Director Agreement provides that Ms. Neville will be compensated as follows:

●	$50,000 annually for Ms. Neville’s service as a director of the Company, to be paid $12,500 each calendar quarter, payable within five business days of the end of each calendar quarter, and with such amount for any partial calendar quarter being appropriately prorated;
●	For as long as Ms. Neville serves as a member of the Audit Committee, $4,000 annually for such service, and an additional sum of $3,000 annually if he serves Chairman of the Audit Committee, with each of these payments to be paid quarterly in equal portions, within five business days of the end of each calendar quarter, and with any amount for any partial calendar quarter being appropriately prorated;
●	For as long as Ms. Neville serves as a member of the Compensation Committee, $4,000 annually for such service, to be paid quarterly in equal portions, within five business days of the end of each calendar quarter, and with any amount for any partial calendar quarter being appropriately prorated; and
●	For as long as Ms. Neville serves as a member of the Nominating Committee, $3,000 annually for such service, to be paid quarterly in equal portions, within five business days of the end of each calendar quarter, and with any amount for any partial calendar quarter being appropriately prorated.

During the term of the Director Agreement, the Company will reimburse Ms. Neville for all reasonable out-of-pocket expenses incurred in attending any in-person meetings, provided that Ms. Neville complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the applicable director in excess of $500) must be approved in advance by the Company.

The Director Agreement contains customary confidentiality provisions, and customary provisions related to Company ownership of intellectual property conceived or made by Ms. Neville in connection with the performance of her duties under the Director Agreement (i.e., a “work-made-for-hire” provision).

The Director Agreement also provides that, during the term (which continues as long as Ms. Neville is serving as a director of the Company), Ms. Neville is entitled to indemnification and insurance coverage for officers’ liability, fiduciary liability and other liabilities arising out of her position with the Company in any capacity, in an amount not less than the highest amount available to any other director, and such coverage and protections, with respect to the various liabilities as to which Ms. Neville has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the term. Any indemnification agreement entered into between the Company and Ms. Neville will continue in full force and effect in accordance with its terms following the termination of the Director Agreement.

The Director Agreement contains customary representations and warranties by Ms. Neville, relating to the Director Agreement, and contains other customary miscellaneous provisions relating to waivers, assignments, third party rights, survival of provisions following termination, severability, notices, waiver of jury trials and other provisions.

The foregoing description of the Director Agreement is qualified in its entirety by reference to the Director Agreement, a copy of which will be filed as an exhibit to the Company’s next periodic report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTCORE ENTERPRISES, INC.

Dated: November 7, 2023	By:	/s/ Sumitaka Yamamoto
	Name:	Sumitaka Yamamoto
	Title:	Chief Executive Officer